EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BRONCO DRILLING COMPANY, INC.,

BDC ACQUISITION COMPANY,

and

EAGLE WELL SERVICE, INC.,

and

KIM L. SNELL,

DAVID WHITE,

KIM SNELL REVOCABLE TRUST, AS RESTATED AND AMENDED ON

SEPTEMBER 20, 2006, KIM SNELL AND JAMIE B. SNELL, CO-TRUSTEES,

2006 SNELL FAMILY IRREVOCABLE TRUST, UNDER AGREEMENT DATED

OCTOBER 30, 2006, JAMIE B. SNELL, TRUSTEE,

SNELL FAMILY CHARITABLE REMAINDER UNITRUST, UNDER AGREEMENT

DATED OCTOBER 30, 2006, KIM L. SNELL, TRUSTEE

DATED AS OF JANUARY 9, 2007

	4.2.5	Financial Statements and Undisclosed Liabilities	17
	4.2.6	Capital Structure	18
	4.2.7	Material Agreements	18
	4.2.8	Company Bank Credit Agreements	19
	4.2.9	Investments	19
	4.2.10	Outstanding Debt	19
	4.2.11	Affiliate Transactions	19
	4.2.12	Employment Matters	19
	4.2.13	Employee Benefit Plans	20
	4.2.14	Litigation	22
	4.2.15	Taxes and Tax Returns	22
	4.2.16	Compliance with Laws and Permits	22
	4.2.17	Proprietary Rights	23
	4.2.18	Environmental Matters	23
	4.2.19	Insurance	24
	4.2.20	Governmental Regulation	25
	4.2.21	Brokers	25
	4.2.22	Rigs, Blow-out Preventers, Trucks, Tools, Other Equipment and Operations	25
	4.2.23	Books and Records	25
	4.2.24	Non-Competition Commitments	26
	4.2.25	Previously Owned Properties	26
	4.2.26	Disclosure and Investigation	26
	4.2.27	Foreign Person	26
	4.2.28	Company Expenditures	26

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER			26
5.1	Organization.		26
5.2	Authority and Enforceability		27
5.3	No Violations		27
5.4	Consents and Approvals		27
5.5	Litigation		28
5.6	Funding		28
5.7	Brokers		28
5.8	Investment Intent		28
5.9	Disclosure and Investigation		28
5.10	Stock Consideration		29

ARTICLE 6 CERTAIN COVENANTS			29
6.1	Additional Arrangements		29
6.2	Public Announcements; Confidentiality		29
6.3	Payment of Expenses		30
6.4	Intentionally Left Blank		30
6.5	Resignation of Directors		30
6.6	Release of Claims		30

ARTICLE 7 INDEMNIFICATION		31
7.1	Survival of Representations and Warranties and Covenants	31
7.2	Indemnifications	31
7.3	Notice of Breach; Deductible; Certain Limitations on Recovery	31
7.4	Notice of Claims	32
7.5	Defense of Third Party Claims	32
7.6	Non-Third Party Claims	32
7.7	Escrow Amont Release	33
7.8	Treatment of Indemnification Payments	33

ARTICLE 8 MISCELLANEOUS		33
8.1	Amendment	33
8.2	Notices	33
8.3	Counterparts	34
8.4	Severability	35
8.5	Entire Agreement; No Third Party Beneficiaries	35
8.6	No Remedy in Certain Circumstances	35
8.7	Assignment	35
8.8	Waivers	36
8.9	Confidentiality Agreement	36
8.10	Incorporation	36
8.11	Cooperation After Closing	36
8.12	Prevailing Party	36
8.13	Fair Construction	36
8.14	Plural; Gender	37
8.15	Governing Law; Venue; Jurisdiction	37
8.16	Headings	37
8.17	Waiver of Jury Trial	37

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered as of this 9th day of January, 2007 (the “Effective Date”), by and among Bronco Drilling Company, Inc., a Delaware corporation (“Purchaser”), BDC Acquisition Company, a Kansas corporation (“Merger Sub”), Eagle Well Service, Inc., a Kansas corporation (the “Company”), Kim L. Snell, a resident of Liberal, Kansas and beneficiary of the Snell Revocable Trust (“Snell”), David White, a resident of Bowie, Texas (“White”), Kim Snell Revocable Trust, as restated and amended under agreement dated September 20, 2006, Kim L. Snell and Jamie B. Snell, Co-Trustees (“Snell Revocable Trust”), 2006 Snell Family Irrevocable Trust, under agreement dated October 30, 2006, Jamie B. Snell, Trustee (“Snell Family Trust”), Snell Family Charitable Remainder Unitrust, under agreement dated October 30, 2006, Kim L. Snell, Trustee (“Snell Charitable Trust”) (White, Snell Revocable Trust, Snell Family Trust and Snell Charitable Trust are collectively referred to here in as the “Company Stockholders”). Purchaser, Merger Sub, Company Stockholders, Snell and the Company are sometimes referred to herein as the “Parties.”

RECITALS

A. The Boards of Directors of Purchaser, Merger Sub and the Company have each determined that it is in the best interests of their respective stockholders for Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein.

B. In furtherance of such acquisition, the Boards of Directors of Purchaser, Merger Sub and the Company have each approved the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the Kansas General Corporation Code and upon the terms and subject to the conditions set forth herein.

C. For U.S. federal income tax purposes, the Parties intend that (a) the Merger will qualify as a reorganization within the meaning of section 368(a) of the Code, (b) this Agreement will constitute a “plan of reorganization” within the meaning of Treasury Regulation 1.368-2(g) and (e) and (c) Purchaser, Merger Sub and the Company will each be a party to such reorganization within the meaning of section 368(b) of the Code.

D. The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger provided for in this Agreement and also to prescribe various conditions to such Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the recitals and the mutual covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning given in this Section 1.1 or in the Sections referred to below:

“Affiliate” means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person.

“Agreement” means this Agreement and Plan of Merger, as amended, supplemented or modified from time to time.

“Business Day” means a day of the year on which banks are not required or authorized to close in Wichita, Kansas.

“Cash Consideration” has the meaning set forth in Section 2.4.1.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statutes and any regulations promulgated thereunder.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.

“Certificate of Merger” means that certain Certificate of Merger to be dated as of the Closing Date in form and substance as agreed between the Parties.

“Closing” means the closing and consummation of the transactions contemplated by this Agreement.

“Closing Date” means the Effective Date.

“Closing Transactions” means the consummation of the Merger in accordance with the terms of this Agreement, including deliveries of the various certificates, instruments, payments, and documents referred to in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Company Bank Credit Agreements” means any and all Promissory Notes/Security Agreements and related documents between the Company or any of its affiliates, as borrower and Bank of Beaver City as lender including but not limited to those set forth on Schedule 1.1(a) of the Seller Disclosure Schedule.

“Company Certificate” means a certificate representing shares of Company Common Stock.

“Company Common Stock” means the common stock, par value $100 per share, of the Company.

“Company Employee Benefit Plans” has the meaning specified in Section 4.2.13(a).

“Company Financial Statements” means the audited financial statements (including the related notes) as of July 31, 2006 and the unaudited financial statements (including related notes) as of November 30, 2006 as attached as Schedule 1.1(b) of the Seller Disclosure Schedule.

“Company Permits” has the meaning specified in Section 4.2.16.

“Company Representative” means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors) or other representative of Company.

“Company Stockholders” has the meaning set forth in the introductory paragraph of this Agreement.

“Company Stock Option” means an option to acquire shares of Company Common Stock.

“Confidentiality Agreement” means the letter agreement dated August 15, 2006, between Company and Purchaser relating to Company’s furnishing of information to Purchaser in connection with Purchaser’s evaluation of the possibility of acquiring Company.

“Damages” shall mean all reasonable amounts paid or incurred relating to any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlements, liabilities, obligations, taxes, Liens, losses, expenses and fees including court costs and reasonable attorneys fees and expenses.

“Debt” means, for any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all indebtedness of such Person on which interest charges are customarily paid or accrued, (d) all Guarantees of such Person, (e) the unfunded or unreimbursed portion of all letters of credit issued for the account of such Person, (f) the present value of all obligations in respect of leases that are capitalized on the books and records of such Person, (g) any obligation of such Person representing the deferred purchase price of property or services purchased by such Person other than trade payables incurred in the ordinary course of business and which are not more than ninety (90) days past invoice date, (h) any indebtedness, liability or obligation secured by a Lien on the assets of such Person whether or not such indebtedness, liability or obligation is otherwise non-recourse to such Person, and (i) all liability of such Person as a general partner or joint venturer for obligations of the nature described in (a) through (h) preceding.

“Deductible Amount” shall be $25,000.

“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Effective Time” has the meaning set forth in Section 2.1.

“Employees” has the meaning set forth in Section 4.2.12.

“Environmental Law” means any law, common law, ordinance, regulation or policy of any Governmental Authority, as well as any order, decree, permit, judgment or injunction issued, promulgated, approved, or entered thereunder, relating to the environment, health and safety, Hazardous Material (including, without limitation, the use, handling, transportation, production, disposal, discharge or storage thereof), industrial hygiene, the environmental conditions on, under, or about any real property owned, leased or operated at any time by Company including, without limitation, soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination. Environmental Laws include, without limitation, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, CERCLA, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended, the Hazardous Materials Transportation Act, as amended, and any other federal, state and local law whose purpose is to conserve or protect human health, the environment, wildlife or natural resources.

“Equipment” has the meaning set forth in Section 4.2.22.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated thereunder.

“Escrow Agent” means Fidelity Bank, Wichita, Kansas or another federally insured financial institution selected by Purchaser.

“Escrow Agreement” shall mean the Escrow Agreement the form of which to be agreed upon by Escrow Agent, Company Stockholders and Purchaser regarding the handling of the Escrow Amount.

“Escrow Amount” shall be $2,500,000 ($1,000,000 of which shall be in cash from the Cash Consideration and $1,500,000 of which shall be in the form of shares of Purchaser Common Stock from the Stock Consideration and shall be held back from the total consideration to be paid to the Snell Trusts pursuant to this Agreement).

“GAAP” means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

“Governmental Action” means any authorization, application, approval, consent, exemption, filing, license, notice, registration, permit or other requirement of, to or with any Governmental Authority.

“Governmental Authority” means any national, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government.

“Guaranty” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions, by “comfort letter” or other similar undertaking of support of otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that, the term “Guaranty” shall not include endorsements for collection or deposit in the ordinary course of business. For purposes of this Agreement, the amount of any Guaranty shall be the maximum amount that the guarantor could be legally required to pay under such Guaranty.

“Hazardous Material” means (a) any “hazardous substance,” as defined by CERCLA; (b) any “hazardous waste” or “solid waste,” in either case as defined by the Resource Conservation and Recovery Act, as amended; (c) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (d) any asbestos-containing materials in any form or condition; (e) any polychlorinated biphenyls in any form or condition; (f) petroleum, petroleum hydrocarbons, or any fraction or byproducts thereof; or (g) any air pollutant which is so designated by the U.S. Environmental Protection Agency as authorized by the Clean Air Act, as amended.

“Indemnifying Parties” has the meaning specified in Section 7.1.

“Investment” in any Person means any investment, whether by means of securities purchase (whether by direct purchase from such Person or from an existing holder of securities of such Person), loan, advance, extension of credit, capital contribution or otherwise, in or to such Person, the Guaranty of any Debt or other obligation of such Person, or the subordination of any claim against such Person to other Debt or other obligation of such Person; provided that, “Investments” shall not include advances made to employees of such Person for reasonable travel, entertainment and similar expenses incurred in the ordinary course of business.

“IRS” means the Internal Revenue Service.

“KGCC” has the meaning specified in Section 2.1.

“Leases” means the leases between the Company and Grace Properties, LLC and Wes Cornelius on terms acceptable to Purchaser with respect to the properties identified on Schedule 1.1(c) of the Seller Disclosure Schedule.

“Lien” means any lien, mortgage, security interest, pledge, deposit, restriction, burden, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto.

“Material Adverse Effect” means (a) when used with respect to Company, a result or consequence that would materially adversely affect, individually or taken as a whole, the condition (financial or otherwise), results of operations or business of Company or the aggregate value of Company’s assets, would materially impair the ability of Company to own, hold, develop and operate its assets, or would impair Company’s ability to perform its obligations hereunder or consummate the transactions contemplated hereby or prevent or materially delay the performance of this Agreement; and (b) when used with respect to Purchaser, a result or consequence that would materially adversely affect its ability to perform its obligations hereunder or consummate the transactions contemplated hereby or prevent or materially delay the performance of this Agreement.

“Material Agreement” means any written or oral agreement, contract, commitment, or understanding to which a Person is a party, by which such Person is directly or indirectly bound, or to which any assets of such Person may be subject, involving consideration with a total value in excess of $50,000 (i) which is not cancelable by such Person upon notice of thirty (30) days or less without liability for further payment other than nominal penalty, (ii) pursuant to which such Person acquires any material portion of the equipment, raw materials, supplies or services used or consumed by such Person in the operation of its business (unless such equipment, raw materials, supplies or services are readily available to such Person from other sources on comparable terms), (iii) pursuant to which such Person derives any material part of its revenues, (iv) to perform drilling services or workover services, or (v) which is otherwise material to operations or assets of the Company.

“Merger” has the meaning specified in Recital B.

“Merger Consideration” has the meaning specified in Section 2.4.

“Merger Sub” has the meaning set forth in the introductory paragraph of this Agreement.

“Merger Value” has the meaning set forth in Section 2.4.

“Party(ies)” has the meaning set forth in the introductory paragraph of this Agreement.

“Person” means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, limited liability partnership, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement. For clarification, the term “Purchaser” is used in this Agreement simply for convenience. Under no circumstances shall the term “Purchaser” be used to refer to a sale or taxable transaction.

“Purchaser Common Stock” means the common stock of the Purchaser.

“Purchaser Confidential Information” means any information concerning the businesses and affairs of Purchaser and its subsidiaries that is not already generally available to the public.

“Purchaser Disclosure Schedule” means the Purchaser Disclosure Schedule attached hereto.

“Purchaser Representative” means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of Purchaser or its subsidiaries.

“Responsible Officer” means, with respect to any corporation, the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or any Vice President of such corporation.

“Securities Act” means the Securities Act of 1933, as amended.

“SEC” has the meaning set forth in Section 2.4.2.

“Seller Disclosure Schedule” means the Seller Disclosure Schedule attached hereto and any documents listed on such Seller Disclosure Schedule and expressly incorporated therein by reference.

“Snell” has the meaning set forth in the introductory paragraph hereto.

“Snell Charitable Trust” has the meaning set forth in the introductory paragraph hereto.

“Snell Charitable Trust Subscription Agreement” means a subscription agreement to be completed and executed by Snell Charitable Trust and Purchaser at Closing in a form to be agreed upon by the Parties.

“Snell Family Trust” has the meaning set forth in the introductory paragraph hereto.

“Snell Family Trust Subscription Agreement” means a subscription agreement to be completed and executed by Snell Family Trust and Purchaser at Closing in a form to be agreed upon by the Parties.

“Snell Revocable Trust” has the meaning set forth in the introductory paragraph hereto.

“Snell Revocable Trust Subscription Agreement” means a subscription agreement to be completed and executed by Snell Revocable Trust and Purchaser at Closing in a form to be agreed upon by the Parties.

“Snell Trusts” means the Snell Revocable Trust, the Snell Family Trust and the Snell Charitable Trust.

“Stock Consideration” has the meaning set forth in Section 2.4.2.

“Tax Returns” has the meaning specified in Section 4.2.15.

“Tax” or “Taxes” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, federal royalty, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States or any state, local or foreign governmental subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any Tax Return or report.

“Third Party” means any Person other than Company, Purchaser or a Company Stockholder.

“Third-Party Consent” means the consent or approval of any Person other than Company, Purchaser or a Company Stockholder.

“Transaction Documents” means all agreements required to perform the transactions contemplated by this Agreement.

“White” has the meaning set forth in the introductory paragraph hereto.

“White Subscription Agreement” means the subscription agreement to be completed and executed by White and Purchaser at Closing in a form to be agreed upon by the Parties.

1.2 References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

As used in the representations and warranties contained in this Agreement, (1) the phrase “to the knowledge” of the representing Party, to the extent such Party is a corporation, shall mean the Responsible Officers of such representing Party, individually or collectively, either (a) know that the matter being represented and warranted is true and accurate or (b) have no reason, after reasonable inquiry, to believe that the matter being represented and warranted is not true and accurate, (2) the phrase “to the knowledge” of the representing Party, to the extent such representing party is Snell or White, shall mean Snell or White, individually or collectively, either (a) know that the matter being represented and warranted is true and accurate or (b) have no reason, after reasonable inquiry, to believe that the matter being represented and warranted is not true and accurate, and (3) the phrase “to the knowledge” of the representing Party, to the extent such Party is a trust, shall mean that trustees of such representing Party, individually or collectively, either (a) know that the matter being represented and warranted is true and accurate or (b) have no reason, after reasonable inquiry, to believe that the matter being represented and warranted is not true and accurate.

ARTICLE 2

MERGER

2.1 Merger. Subject to the terms and conditions set forth in this Agreement, and in accordance with the Kansas General Corporation Code (the “KGCC”), at the Effective Time, the Merger Sub will be merged with and into the Company. Following the Merger, the separate corporate existence of the Merger Sub will cease and the Company will continue as a corporation governed by the laws of the State of Kansas. The Merger will become effective when the Certificate of Merger is filed with the Secretary of State of the State of Kansas or at such later time as the Parties may agree upon and is set forth in the Certificate of Merger (the “Effective Time”).

2.2 Effects of the Merger.

2.2.1 Generally. The Merger will have the effect set forth in this Agreement and the applicable provisions of the KGCC. Without limiting the generality of the foregoing, at the Effective Time, all properties, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Company and all debts, liabilities, and duties of the Merger Sub and the Company will become the debts, liabilities, and duties of the Company.

2.2.2 Articles of Incorporation. The articles of incorporation of the Company in effect at the Effective Time will be the articles of incorporation of the Company as the surviving corporation of the Merger, from and after the Effective Time until amended in accordance with applicable law.

2.2.3 Bylaws. The bylaws of the Merger Sub in effect at the Effective Time will be the bylaws of the Company as the surviving corporation of the Merger, from and after the Effective Time until amended in accordance with applicable law.

2.2.4 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable law (or their earlier death, resignation or removal), the directors of Merger Sub at the Effective Time will be the directors of the Company as the surviving corporation of the Merger and the officers of the Company at the Effective Time will be the officers of the Company as the surviving corporation of the Merger.

2.3. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or the Company Stockholders:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and extinguished and be converted automatically into the right to receive the Merger Consideration in the manner provided in Section 2.4 immediately below, upon surrender of the certificate representing such share of Company Common Stock.

(b) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be cancelled and extinguished and be converted automatically into the right to receive one newly and validly issued, fully paid and nonassessable share of common stock of the Company as the surviving corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Company as the surviving corporation.

2.4 Merger Consideration. For purposes of this Agreement, the value of all outstanding Company Common Stock is Twenty Million Nine Hundred Thousand Dollars ($20,900,000) (the “Merger Value”). At the Closing, Purchaser shall pay the Merger Value to the Company Stockholders in the following manner (“Merger Consideration”):

2.4.1 Cash Consideration. Cash in the amount of $2,500,000 (the “Cash Consideration”) less $1,000,000 of the Escrow Amount by certified funds or wire transfer of same day funds to an account or accounts as previously designated by the Company Stockholders (other than White) in writing to Purchaser; and

2.4.2 Stock Consideration. 1,070,390 shares of Purchaser Common Stock (the “Stock Consideration”). The shares shall be distributed among the Company Stockholders as set forth on Exhibit A.

There shall be no holding period for or restrictions affecting each Company Stockholder’s right to transfer its portion of the Stock Consideration except for those restrictions arising under any applicable securities laws or any requirements to maintain continuity of proprietary interest as a result of a tax-free reorganization under the Code or Treasury Regulations or related case law and those restrictions created by or otherwise imposed on Company Stockholders other than by Purchaser. As soon as reasonably possible after the Closing and after Purchaser shall have gathered, received and/or compiled all information required to be disclosed in Form S-3 within the timeframes allowed pursuant to Item 9.01 of Form 8-K, Purchaser, if it is Form S-3 eligible, agrees to use its best efforts to file with the U.S. Securities and Exchange Commission (the “SEC”), at its sole cost and expense, a Form S-3 registration statement registering the Stock Consideration. Company Stockholders must provide the Purchaser with all information regarding Company Stockholders that is necessary to complete the registration statement. Once the registration statement has been declared effective by the SEC, Purchaser will use its commercially reasonable efforts to keep the registration statement effective until (a) all shares of Stock Consideration have been sold thereunder or (b) the Stock Consideration is eligible for resale by Company Stockholders under Rule 144 of the Securities Act, whichever shall occur first. Purchaser shall at its reasonable discretion have the right to delay the filing and/or suspend the effectiveness of the registration statement or otherwise suspend Company Stockholders’ right to sell the Stock Consideration if Purchaser determines that (a) making the filing or failing to suspend the registration statement and/or making of offers and sales thereunder would be injurious or otherwise detrimental to Purchaser or would require the premature disclosure of a business transaction or other material event or (b) the registration statement contains a material misstatement or omission.

2.4.3. Closing Payment. At Closing, the Merger Consideration will be paid as follows:

(a) the Escrow Amount by delivery to the Escrow Agent pursuant to the terms of the Escrow Agreement; and

(b) the balance payable in Cash Consideration and Stock Consideration to the Company Stockholders pursuant to this Section 2.4 and as set forth on Exhibit A.

2.4.4 No Further Ownership Rights in Company Stock. All amounts paid and to be paid to Company Stockholders in accordance with the terms of this Agreement will be deemed to constitute full satisfaction of all rights pertaining to the shares of Company Common Stock, and, as of Closing, the Company Stockholders shall have no further rights with respect to any shares of Company Common Stock.

ARTICLE 3

CLOSING TRANSACTIONS

3.1 Closing Deliveries. The Closing shall take place on the Closing Date at 10:00 a.m. at the offices of Hinkle Elkouri Law Firm L.L.C., 301 N. Main, Suite 2000, Wichita, Kansas 67202, or at such time and place as is agreed by Purchaser and Company Stockholders. At the Closing, unless waived in writing by the Parties:

3.1.1 Company Stockholders’ Deliveries. Company Stockholders, Snell and/or the Company, as the case may be, shall deliver (or have delivered) to Purchaser all of the following (dated as of the Closing Date, except as otherwise indicated):

(a) All original consents, certificates, or other documents which Purchaser has determined are necessary or desirable to consummate the Closing Transactions;

(b) The Certificate of Merger executed by the Company;

(c) Certificates, dated not earlier than the tenth (10th) Business Day prior to the Closing Date, duly issued by the appropriate Governmental Authorities in the State of Kansas and such other states in which Company is doing business, showing that the Company is validly existing and in good standing in the State of Kansas and such other states;

(d) Certificates of the Secretary of the Company certifying that attached to such certificate is a true and complete copy of (a) the Company’s Articles of Incorporation, as amended through and in effect on the Closing Date, (b) the Company’s Bylaws, as amended through and in effect on the Closing Date, and (c) the Company’s resolutions of Board of Directors and all of its stockholders authorizing and approving the execution, delivery, and performance of this Agreement and the Transaction Documents to which the Company is a Party and consummation of the transaction contemplated by this Agreement and the Transaction Documents to which the Company is a Party;

(e) An opinion of counsel to the Company and Company Stockholders, in a form agreed to by the Company and Purchaser;

(f) Evidence of resignation of all of the directors and officers of Company, as requested by Purchaser;

(g) All information and documentation as requested by Purchaser from the lender that is a party to the Company Bank Credit Agreements and any other necessary consents related to other Debt of Company to evidence termination of all security documents filed with respect to the Company and its assets (including any assets transferred to the Company from any affiliated entity);

(h) White shall execute and deliver the White Subscription Agreement;

(i) Snell Revocable Trust shall execute and deliver the Snell Revocable Trust Subscription Agreement;

(j) Snell Family Trust shall execute and deliver the Snell Family Trust Subscription Agreement;

(k) Snell Charitable Trust shall execute and deliver the Snell Charitable Trust Subscription Agreement;

(l) Evidence acceptable to Purchaser that R&R Rentals, LLC has transferred all of its assets (including but not limited to those assets identified on Schedule 4.2.22 of the Seller Disclosure Schedule) free and clear of any Lien and for good, valuable and sufficient consideration received from the Company;

(m) Stock certificates representing all the Company Common Stock;

(n) Agreement and acknowledgement of Eagle Energy Services, L.L.C., The Water Boys, Inc., and R&R Rentals, LLC that the Company owes no amount or liabilities to any of such entities.

(o) Company Stockholders shall execute and deliver the Escrow Agreement.

(p) Snell shall execute and deliver the Snell Employment Agreement.

(q) Leases executed by Grace Properties, LLC and Wes Cornelius (as applicable) and termination of lease between R&R Rentals, LLC and Grace Properties, LLC with respect to or related to property leased by the Company from Grace Properties, LLC.

(r) Termination of Consulting Agreement dated April 17, 2006 between the Company and DB Co., LLC.

(s) Evidence of payoff to The Bank of Beaver City of loan #9391 in the payoff amount of $437,119.70.

(t) Such other documents, instruments, agreements, and certificates as Purchaser may reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

3.1.2 Purchaser Deliveries. Purchaser shall deliver (or have delivered) to the Company Stockholders (except as otherwise indicated) all of the following (dated as of the Closing Date, except as otherwise indicated):

(a) The Certificate of Merger executed by Merger Sub;

(b) Certificate, dated not earlier than the tenth (10th) Business Day prior to the Closing Date, of the Secretary of State of the State of Kansas stating that Merger Sub is in good standing or has comparable active status in such state;

(c) Certificate, dated not earlier than the tenth (10th) Business Day prior to the Closing Date, of the Secretary of State of the State of Delaware stating that Purchaser is in good standing or has comparable active status in Delaware.

(d) Escrow Amount to Escrow Agent;

(e) Escrow Agreement;

(f) the Snell Employment Agreement executed by Purchaser;

(g) the Merger Consideration.

3.1.3 Reasonable Efforts. The Company, Company Stockholders, and Purchaser shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Closing as promptly as practicable. If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement all of the Parties shall use all reasonable efforts to take all such lawful and necessary action.

3.1.4 Stock Certificates. Each holder of certificates representing Company Common Stock is surrendering to Purchaser such certificates of Company Common Stock, duly endorsed in blank or accompanied by duly executed stock powers, representing the number of shares of Company Common Stock held by such Company Stockholders.

3.1.5 Certificate of Merger. The Company and Merger Sub will file the executed Certificate of Merger with the Secretary of State of the State of Kansas.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

SNELL AND COMPANY STOCKHOLDERS

4.1 Company Stockholders’ and Snell’s Representations Regarding Snell and Company Stockholders. As a material inducement to Purchaser and Merger Sub to enter into this Agreement and consummate the Closing Transactions each Company Stockholder and Snell, jointly and severally, hereby represent and warrant to Purchaser as follows:

4.1.1 Authority and Enforceability. Each Company Stockholder and Snell have the requisite power and authority and legal capacity, as applicable, to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Company Stockholder and Snell and constitutes a valid and binding obligation of each Company Stockholder and Snell enforceable against each Company Stockholder and Snell in accordance with its terms.

4.1.2 No Violations. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by such Company Stockholder and Snell with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of such Company Stockholder or Snell under any provision of (i) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to such Company Stockholder or Snell, or (ii) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.2.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Company Stockholder or Snell or his respective properties or assets.

4.1.3 Title to Shares. Each Company Stockholder owns the Company Common Stock issued and outstanding as set forth beside such Company Stockholder’s name in Schedule 4.1.3 of the Seller Disclosure Schedule. Company Stockholders own all of the issued and outstanding shares of Company Common Stock and there are no other equity interests including Common Stock Options, preferred stock, warrants or any convertible securities of the Company outstanding. Each Company Stockholder is (and at the Closing will be) the sole record and beneficial owner of, and upon consummation of the transactions contemplated hereby Purchaser will acquire the number of shares of Company Common Stock set forth opposite the name of such Company Stockholder on Schedule 4.1.3 of the Seller Disclosure Schedule, free and clear of all Liens, other than (i) those that may arise by virtue of any actions taken by or on behalf of Purchaser or its Affiliates or (ii) restrictions on transfer that may be imposed by federal or state securities laws.

4.1.4 Exempt Offering. Each Company Stockholder is an “accredited investor” (as defined in Rule 501(a) under the Securities Act) and acknowledges that the Purchaser is offering to transfer the Stock Consideration to Company Stockholders pursuant to the exemption from registration provided in Regulation D, Rule 506 under Section 4(2), of the Securities Act. Each Company Stockholder also acknowledges that the shares of Purchaser Common Stock each Company Stockholder will receive as Stock Consideration are not registered under the Securities Act or registered or qualified for sale under any state securities law and cannot be resold without registration under, or an exemption from the Securities Act. Each Company Stockholder has read and understands the form of subscription agreement delivered to Company Stockholder by Purchaser and acknowledges that Purchaser is requiring each Company Stockholder to execute and deliver to Purchaser in substantially the form of such agreement at Closing in order for each Company Stockholder to acquire a portion of the Stock Consideration.

4.1.5 Approval of Merger. Each Company Stockholder has irrevocably approved the Merger and the transactions contemplated by this Agreement in accordance with the KGCC.

4.2 Snell and each Company Stockholder’s Representations Regarding Company. As a material inducement to Purchaser and Merger Sub to enter into this Agreement and consummate the Closing Transactions, each Company Stockholder and Snell jointly and severally makes representations and warranties with respect to the Company as follows:

4.2.1 Organization. Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas, (ii) has the requisite power and authority to own, lease and operate its equipment and properties and to conduct its business as it is presently being conducted, and (iii) is duly qualified to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the equipment or properties owned or leased by it or the nature of its activities makes such qualification necessary. Copies of the articles of incorporation and by-laws of Company have heretofore been delivered to Purchaser, and such copies are accurate and complete as of the date hereof. Company has no subsidiaries. Company does not own any interest in any corporation, limited liability company or any general or limited partnership interest in any general or limited partnership.

4.2.2 Authority and Enforceability. Company has the requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company, and no other corporate proceedings on the part of Company are necessary to authorize the execution or delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by

Company and constitutes a valid and binding obligation of Company enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

4.2.3 No Violations. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Company with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of Company under any provision of (a) its articles of incorporation or by-laws, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to Company, or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.2.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or its properties or assets, other than in the case of clause (b) above, any such conflict, violation, default, right, loss or Lien that may arise under the Bank Credit Agreement.

4.2.4 Consents and Approvals. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Company in connection with the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated hereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company; and (b) such filings and approvals as may be required by any securities, corporate or other law, rule or regulation. Except as set forth in the Seller Disclosure Schedule, no Third-Party Consent is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.2.5 Financial Statements and Undisclosed Liabilities. The Company Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and the unaudited interim financial statements are not accompanied by notes or other textual disclosure required by generally accepted accounting principles) and fairly present, in accordance with applicable requirements of GAAP (in the case of the unaudited statements, subject to normal, recurring adjustments), the financial position of Company as of their respective dates and the results of operations and the cash flow of Company for the periods presented therein. The Company Financial Statements are consistent with the books and records of Company. Except as otherwise disclosed in the Seller Disclosure Schedule, since July 31, 2006, no event has occurred or condition exists which has had or could be reasonably expected to result in a Material Adverse Effect on Company.

The Company has no liabilities as of the date of this Agreement other than (1) the liabilities reflected, accrued or reserved for in the Company Financial Statements, or (2) as listed on the Seller Disclosure Schedule.

4.2.6 Capital Structure.

(a) The authorized capital stock of Company consists of 2,000 shares of common stock, par value $100 per share.

(b) There are issued and outstanding 10 shares of Company Common Stock and 755 shares of Company Common Stock are held by the Company as treasury stock.

(c) Except as set forth in or pursuant to Section 4.2.6(b), there are issued and outstanding (i) no shares of capital stock or other voting securities of Company, (ii) no securities of Company or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Company, and (iii) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of Company (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Company) or obligating Company to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

(d) All outstanding shares of Company capital stock are validly issued, fully paid and nonassessable and not subject to any preemptive right and are owned beneficially and of record by the Company Stockholders identified on Schedule 4.1.3 of the Seller Disclosure Schedule.

(e) There is no stockholder agreement, voting trust or other agreement or understanding to which Company is a party or by which it is bound relating to the voting of any shares of the capital stock of Company.

(f) There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Company.

4.2.7 Material Agreements. The Seller Disclosure Schedule contains a complete list of the Material Agreements to which Company is a party (other than this Agreement and related agreements) or by which Company or its assets are bound (including all amendments and modifications thereto). Company has made available to Purchaser or provided Purchaser with a true and correct copy of all such Material Agreements, including all amendments and modifications thereof. Except as set forth on the Seller Disclosure Schedule, no party to any of such Material

Agreements is in material default of its obligations thereunder; nor has any event occurred nor does any condition exist which, with the giving of notice or the passage of time or both, would constitute any such material breach or material default. Each of such Material Agreements is a valid and binding obligation of the parties thereto in accordance with its terms and is in full force and effect.

4.2.8 Company Bank Credit Agreements. Company has provided to or made available to Purchaser a true and correct copy of the Company Bank Credit Agreements including all amendments and modifications thereto. No rights or obligations of any party to the Company Bank Credit Agreements have been waived, and no party to the Company Bank Credit Agreements is in default of its obligations thereunder. The Company Bank Credit Agreements are valid, binding and enforceable obligations of the parties thereto in accordance with its terms and is in full force and affect.

4.2.9 Investments. Except as set forth on the Seller Disclosure Schedule, the Company does not have any outstanding Investments that are not disclosed in the Company Financial Statements.

4.2.10 Outstanding Debt. The Company Financial Statements and the Seller Disclosure Schedule, together provide a complete and accurate description of all Debt of Company outstanding as of the respective dates thereof. Company is not in default in payment of any Debt with respect to which it is an obligor or in default of any covenant, agreement, representation, warranty or other term of any document, instrument or agreement evidencing, securing or otherwise pertaining to any such Debt.

4.2.11 Affiliate Transactions. The Seller Disclosure Schedule contains a complete and accurate description of all contracts, agreements and other arrangements (whether written, oral, express or implied) between Company and any Affiliate of Company.

4.2.12 Employment Matters. The Seller Disclosure Schedule contains a complete and accurate list of the name of each individual who is employed for, or retained or compensated by the Company as an employee (“Employees”) along with his or her compensation. Except as set forth on the Seller Disclosure Schedule, (i) the Company has paid or made provision for the payment of all salaries, commissions and accrued wages (including accrued vacation pay and sick leave), as applicable of the Employees, independent contractors and consultants of the Company up to the Closing Date; (ii) the Company has complied with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, unemployment insurance, collective bargaining and the payment and withholding of taxes for all Employees, independent contractors and consultants of the Company; (iii) the Company has withheld all amounts required by law or agreement to be withheld from the wages or salaries of the Employees, independent contractors and consultants of the Company; and (iv) the Company is not liable for any arrears of wages or other taxes or penalties for failure to comply with any of the foregoing to the extent they are applicable to the Employees or any of its former employees or independent contractors and consultants of the Company. There is not pending or, to the Company’s knowledge, threatened, any labor dispute, strike, work stoppage or union organizing effort, and the Company is not a party to any agreement with a labor union or other labor representative of any Employee. The Company has not hired any persons who are illegally living, present or working in the United States. Except as set forth in the Seller Disclosure Schedule, there is not pending or to the Company’s knowledge, threatened any litigation involving the Company with respect to any Company employee or agent including but not limited to any suit, proceeding, lawsuit or similar occurrence involving injury or death. Except as set forth in the Seller Disclosure Schedule, the Company is not a party to or obligated under any consulting, employment, severance, termination or similar arrangement, any employee benefit, incentive or deferred compensation plan with respect to any of its employees, or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of its employees. The Company is in material compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding or social security taxes and similar Taxes. Except as set forth on the Seller Disclosure Schedule, there is not any current or former employee, consultant, or independent contractor of Company that has filed a demand letter or a complaint (either written or verbally) against it for wrongful discharge, defamation, fraud, negligent misrepresentation, negligence, intentional infliction of emotional distress, assault, battery, sexual harassment, discrimination or breach of contract claims for, including but not limited to, unpaid wages, bonuses, benefits, commissions, stock options, royalties, deferred compensation, or wrongful discharge nor is Company aware of any such claims that may be asserted.

4.2.13 Employee Benefit Plans.

(a) The Seller Disclosure Schedule sets forth a complete and accurate list of all “employee benefit plans,” as defined in Section 3(3) of ERISA, including severance pay, sick leave, vacation pay, salary continuation for disability, compensation agreements, retirement, deferred compensation, bonus, long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs maintained by Company or to which the Company sponsors maintains or contributed or is obligated to contribute, whether or not subject to ERISA (the “Company Employee Benefit Plans”). Except for the Company Employee Benefit Plans, Company does not maintain, or have any fixed or contingent liability with respect to, any employee benefit, pension or other plan that is subject to ERISA. The Company has delivered to Purchaser correct and complete copies of each Company Employee Benefit Plan, current summary plan descriptions for each plan, all related trusts, insurance, and other funding contracts which implement such Company Employee Benefit Plan, the prior three years Form 5500, and all correspondence with any Governmental Authorities relating to any such Company Employee Benefit Plan. Each Company Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with all applicable laws, rules and regulations.

(b) There is no material violation of ERISA with respect to the filing of applicable reports, documents and notices regarding any Company Employee Benefit Plan with any Governmental Authority or the furnishing of such documents to the participants or beneficiaries of the Company Employee Benefit Plans. With respect to the Company Employee Benefit Plans, there exists no condition or set of circumstances in connection with Company that could reasonably be expected to result in a liability reasonably likely to have a Material Adverse Effect on Company under ERISA, the Code or any applicable law. With respect to the Company Employee Benefit Plans, individually and in the aggregate, there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Company Financial Statements.

(c) The Company Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and in accordance with all applicable federal and state laws, and the Company is not a “party in interest” or “disqualified person” with respect to the Company Employee Benefit Plans, and has not engaged in any “prohibited transaction” within the meaning of Section 4975 of the Code.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment becoming due to any employee or group of employees of Company.

(e) The Company has no knowledge of any pending or threatened claims against the assets of any of its Company Employee Benefit Plans or the trusts established to hold the assets of those plans or the fiduciaries of such plans.

(f) The Company does not maintain nor has it established any welfare benefit plan which provides for retiree, medical liabilities or continuing benefits or coverage for any participant or any beneficiary of any participant after such participant termination of employment except as may be required by COBRA.

(g) The Company has not maintained, or established, or has ever participated in, a multiple employer welfare benefit arrangement within the meaning of Section 3(40)(A) of ERISA.

(h) No present or former employees of Company are covered by any employment agreements or plans that provide or will provide severance pay, retirement benefits, post-termination health or life insurance benefits or any similar benefits, and the consummation of the transaction contemplated herein shall not cause any payments or benefits to any employee to be either subject to an excise tax or non-deductible to Company under Section 4899 and 280G of the Code, respectively.

(i) The execution of this Agreement and/or the transactions contemplated by this Agreement will not trigger any payments to any employees.

(j) There are no pending or to the Company’s knowledge, threatened claims against the assets of the Company Employee Benefit Plans.

(k) The Company does not have any obligation to provide benefits to retirees or former employees of the Company except as may be required under COBRA.

(l) No Company Employee Benefit Plan is part of a multiple employer welfare arrangement.

4.2.14 Litigation. Except as otherwise set forth on the Seller Disclosure Schedule, (a) no litigation, arbitration, investigation or other proceeding is pending against or, to the knowledge of Company, threatened against Company or any of its assets before any court, arbitrator or any Governmental Agency; and (b) the Company is not subject to any outstanding injunction, judgment, order, decree or ruling. There is no litigation, proceeding or investigation pending or, to the knowledge of Company, threatened against or affecting Company that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Company Stockholders or Company in connection with the transactions contemplated hereby.

4.2.15 Taxes and Tax Returns. Company has filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements (“Tax Returns”) required to be filed by it prior to the Closing Date or has legally extended such returns and has paid all Taxes shown to be due and payable on such returns, including interest and penalties. The Company has paid all Taxes for the Company (including but not limited to the amounts paid in the preceding sentence) for periods ending on or before the Closing Date. The Company does not know of any proposed Tax assessment against Company and all Tax liabilities of Company are adequately provided for in the Company Financial Statements and no Tax liability of Company has been asserted by the IRS or any other Governmental Authority for Taxes in excess of those already paid. No Tax Return of the Company has been the subject of examination or audit by the IRS or any other Governmental Authority. There is no action, suit, proceeding, audit, claim, deficiency or assessment concerning Taxes of the Company either (i) claimed or raised by any Governmental Authority or (ii) to the Company’s or Company Stockholders’ knowledge, threatened. The Company has withheld for any Tax, payroll or similar period ending on or before the Effective Date from its employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Governmental Authority proper and accurate amounts in all material respects to such withheld Taxes for all periods ending on or before the Effective Date in compliance with applicable laws.

4.2.16 Compliance with Laws and Permits. The Company is not in violation of, or in default in any material respect under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under, (a) its articles of incorporation or by-laws, (b) any applicable law, rule, regulation, order, writ, decree or judgment of any Governmental Authority, or (c) any Material Agreement to which Company is a party or by which its assets are bound. Company has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business or the lawful ownership, use and operation of their assets (“Company Permits”). Company is in compliance with the terms of its Company Permits. No investigation or review by any Governmental Authority with respect to Company is pending or, to the knowledge of Company, threatened.

4.2.17 Proprietary Rights. Company has ownership of, or valid licenses to use, all trademarks, copyrights, patents and other proprietary rights and intellectual property used in its business. The operation of the business of Company does not infringe any patent, copyright, trademark or other proprietary rights of others, and, Company has not received any notice from any Third Party of any such alleged infringement by Company. Company has taken reasonable steps to establish and preserve its ownership of all patents, copyrights, trademarks, trade secrets and other proprietary rights. Company is not aware of any infringement by others of any patents, copyrights, trademarks or other proprietary rights that it possesses.

4.2.18 Environmental Matters. Except as set forth in the Seller Disclosure Schedule:

(a) Company has conducted its business and operated its assets, and is conducting its business and operating its assets, and the condition of all facilities and properties (including off-site storage or disposal of any Hazardous Materials from such facilities or properties) currently or formerly owned, leased or operated by Company, in material compliance with all Environmental Laws;

(b) Company has not been notified by any Governmental Authority or other Third Party that any of the operations, equipment or assets of Company is the subject of any investigation or inquiry by any Governmental Authority or other Third Party evaluating whether any material remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material;

(c) Neither Company nor, to the knowledge of Company or Company Stockholders, any other Person has filed any notice under any federal, state or local law indicating that (i) Company is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly stored or disposed of upon any property of Company;

(d) Company does not have any material contingent liability in connection with (i) the release or threatened release into the environment at, beneath or on any property now or previously owned or leased by Company, or (ii) the storage or disposal of any Hazardous Material;

(e) Company has not received any claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property (including off-site storage or disposal of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by Company;

(f) No property now or previously owned, leased or operated by Company is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;

(g) Company is not directly transporting, has directly transported, is directly arranging for the transportation of, or has directly transported, any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to material claims against Company for remedial work, damage to natural resources or personal injury, including claims under CERCLA;

(h) There are no sites, locations or operations at which Company is currently undertaking, or has completed, any remedial or response action relating to any such disposal or release, as required by Environmental Laws;

(i) All underground storage tanks and solid waste disposal facilities owned or operated by Company are used and operated in material compliance with Environmental Laws; and

(j) There are no physical or environmental conditions existing on any property owned or leased by Company resulting from Company’s operations or activities, past or present, at any location, that could reasonably be expected to give rise to any on-site or off-site remedial obligations under any applicable Environmental Laws, other than normal and ordinary remedial work associated with plugging and abandoning of oil and gas facilities.

4.2.19 Insurance. The Seller Disclosure Schedule sets forth a true and correct list of all insurance policies and other surety arrangements of any kind or nature which are in force and to which the Company is a named party or beneficiary, specifying the insurance carrier, the type of insurance coverage, the policy number, the aggregate amount of insurance coverage per claim or per occurrence, as the same may be, applicable self-retention limits and/or self or co-insurance requirements and describing in detail each pending claim thereunder. Company maintains, and through the Closing Date will maintain, insurance with reputable insurers (or pursuant to prudent self-insurance programs) in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of Company. None of such policies or binders was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There are no billed but unpaid premiums past due under any such policy or binder. Except as otherwise set forth in the Seller Disclosure Schedule, (a) there are no outstanding claims under any such policies or binders; and (b) no notice of cancellation or non-renewal of any such policies or binders has been received.

4.2.20 Governmental Regulation. Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940 or any state public utilities laws.

4.2.21 Brokers. Except for DB Co, LLC, no broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder’s or other fee or compensation based on any arrangement or agreement made by or on behalf of Company, Snell and/or Company Stockholders and for which Purchaser or Company will have any obligation or liability. Company has provided Purchaser with true and correct copies of any agreement between Company Stockholders, Snell and/or Company with any broker, finder, investment banker or other Person who is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder’s or other fee or compensation. Company Stockholders and Snell shall indemnify and hold Purchaser harmless from any and all claims, liabilities, damages, costs and expenses asserted against Purchaser by any Person claiming to have acted on behalf of Company Stockholders, Snell or Company, or to have been retained by Company Stockholders, Snell or Company, as a broker in connection with the transaction contemplated by this Agreement. Notwithstanding any other provisions of this Agreement, the indemnity provisions of this Section 4.2.21 shall survive Closing or termination of this Agreement.

4.2.22 Rigs, Blow-out Preventers, Trucks, Tools, Other Equipment and Operations. The Seller Disclosure Schedule sets forth all the rigs, blow-out preventers, trucks, tools and all other equipment owned, leased and under contract by the Company (including the assets of R&R Rentals, LLC that shall be transferred to the Company prior to Closing free and clear of any Lien) (collectively, the “Equipment”). The Seller Disclosure Schedule also lists a short description of each item of Equipment and the location thereof. All the Equipment is in compliance with all applicable Laws and are in good working order and condition and are in a condition adequate for the uses to which they are being put. Except as otherwise set forth in the Seller Disclosure Schedule, all equipment owned, leased or operated by Company has been operated in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable agreements, laws, rules, regulations, judgments, orders and decrees issued by any court or Governmental Authority.

4.2.23 Books and Records. All books, records and files of Company (including those related to operations, corporate, accounting, financial and employee records) (a) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures and (b) fairly and accurately reflect the ownership, use, enjoyment and operation by Company and its assets.

4.2.24 Non-Competition Commitments. There are no agreements or arrangements that will be binding on Company or its assets after Closing that limit the ability of the Company to compete in any line of business or with any Person in any geographical area.

4.2.25 Previously Owned Properties. The Company does not have any obligations or liabilities, contingent or otherwise, with respect to any assets previously owned, leased or operated by Company but not currently owned or leased.

4.2.26 Disclosure and Investigation. No representation or warranty of Company Stockholders or Company set forth in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading.

4.2.27 Foreign Person. None of the Company Stockholders are “foreign persons” within the meaning of Section 1445 of the Code.

4.2.28 Company Expenditures. Since July 31, 2006, through the date of this Agreement, the Company has only made expenditures that are in the Company’s ordinary course of its business consistent with past practice. As of the date of this Agreement the principal amount and interest due pursuant to the Company Bank Credit Agreements and pursuant to other debt of the Company is as set forth on Schedule 4.2.28 of the Seller Disclosure Schedule.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As a material inducement for the Company, the Company Stockholders and Snell to enter into this Agreement and consummate the Closing Transactions, Purchaser hereby makes the following representations and warranties:

5.1 Organization. Purchaser (a) is a corporation duly organized, validly existing and in good standing under the laws of Delaware, (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified as a foreign corporation or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser). Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Kansas.

5.2 Authority and Enforceability. Purchaser and Merger Sub have the requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser and Merger Sub, including approval by the boards of directors of Purchaser and Merger Sub, and no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize the execution or delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub and (assuming that this Agreement constitutes a valid and binding obligation of Company Stockholders, Snell and the Company) constitutes a legal, valid and binding obligation of both Purchaser and Merger Sub enforceable against each entity in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

5.3 No Violations. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Purchaser and Merger Sub with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of Purchaser under, any provision of (a) the certificate of incorporation or by-laws or other governing documents of Purchaser or Merger Sub, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to Purchaser or Merger Sub (except with respect to the agreements identified in Schedule 5.3 of the Purchaser Disclosure Schedule), or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 5.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any of its respective properties or assets, other than, in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on Purchaser or Merger Sub.

5.4 Consents and Approvals. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Purchaser or Merger Sub in connection with the execution and delivery of this Agreement or the consummation by Purchaser or Merger Sub of the transactions contemplated hereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser or Merger Sub, and (b) such filings and approvals as may be required by any securities, corporate or other law, rule or regulation. No Third-Party Consent is required by or with respect to Purchaser or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for consent from Purchaser’s lender and any Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser or Merger Sub.

5.5 Litigation. There is no litigation, proceeding or investigation pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser (a) that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Purchaser in connection with the transactions contemplated hereby, or (b) with respect to which there is a reasonable likelihood of a determination which, individually or in the aggregate, would materially hinder or impair the consummation of the transaction contemplated by this Agreement.

5.6 Funding. Purchaser has available adequate funds or the means to obtain adequate funds in an aggregate amount sufficient to pay (a) all amounts required to be paid by Purchaser under this Agreement, and (b) all expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby. Purchaser will have a sufficient number of shares of Purchaser Common Stock available for issuance at the Closing to enable it to pay Company Stockholders the Stock Consideration.

5.7 Brokers. No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder’s or other fee or compensation based on any arrangement or agreement made by or on behalf of Purchaser and for which Company Stockholders or the Company will have any obligation or liability. Purchaser shall indemnify and hold Company and Company Stockholders harmless from any and all claims, liabilities, damages, costs and expenses asserted against any one or more of Company and Company Stockholders by any Person claiming to have acted on behalf of Purchaser, or to have been retained by Purchaser, as a broker in connection with the transaction contemplated by this Agreement.

5.8 Investment Intent. Purchaser acknowledges that the Company Common Stock being exchanged by Purchaser under this Agreement are not registered under the Securities Act or registered or qualified for sale under any state securities law and cannot be resold without registration under, or an exemption from the Securities Act. Purchaser is acquiring the Company Common Stock for its own account for investment and not with a view toward the sale or distribution of the Company Common Stock. Purchaser has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in such Company Common Stock and has the ability to bear the economic risks of such investment.

5.9 Disclosure and Investigation. No representation or warranty of Purchaser set forth in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading.

5.10 Stock Consideration. Each share of Purchaser Common Stock comprising the Stock Consideration, when issued, will be validly authorized and issued, fully paid and non-assessable, will not have been issued in violation of any preemptive rights of any federal or state securities law, and no personal liability will be attached to the ownership thereof.

ARTICLE 6

CERTAIN COVENANTS

6.1 Additional Arrangements. Subject to the terms and conditions herein provided, each of Company, Company Stockholders, Snell and Purchaser shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or desirable under any applicable laws and regulations or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using reasonable efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings. Each of Company, Snell, Company Stockholders and Purchaser shall take, or cause to be taken (including actions which Company Stockholders shall cause Company to take), all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable. In addition, if any Governmental Authority shall have issued any order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, each of Company, Snell, Company Stockholders and Purchaser shall use reasonable efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

6.2 Public Announcements; Confidentiality. Prior to the Closing, Company, Company Stockholders, Snell and Purchaser shall consult with each other before any of them issues any press release or otherwise makes any public statements with respect to the transactions contemplated by this Agreement, and the Company, Snell and Company Stockholders shall not issue any press release or make any such public statement prior to obtaining the approval of Purchaser; provided further, that either the Company Stockholders, Snell Company or Purchaser may respond to inquiries by the press or others regarding the transactions contemplated by this Agreement, so long as such responses are consistent with such Party’s previously issued press releases which were issued in accordance with this Section 6.2. Company, Snell and Company Stockholders agree that they will not use or disclose to any Third Party any Purchaser Confidential Information. Company, Snell, Company Stockholders and Purchaser each acknowledge and agree that non-public information concerning the progress of the transaction contemplated by this Agreement is confidential information and Purchaser Confidential Information. Notwithstanding the above, Company, Snell and Company Stockholders acknowledge that Purchaser is a publicly-traded company and is required to disclose the existence of material agreements through filings with the SEC and Purchaser may be required to disclose the existence of this Agreement, the identity of the parties and the material terms of this Agreement within four (4) Business Days of its execution and may file this Agreement as an exhibit to its required filings with the SEC. In addition, Purchaser may make a press release announcing the signing of this Agreement.

6.3 Payment of Expenses. Each Party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not Closing occurs. Company Stockholders agree that all fees and expenses to be paid to Sprouse Shrader Smith P.C., DB Co, LLC and any other legal counsel or any other Third Parties in connection with the transactions contemplated by this Agreement or the proposed sale of the Company in general will be paid by Company Stockholders and not by the Company.

6.4 Intentionally Left Blank.

6.5 Resignation of Directors. Each director of the Company shall resign his position with Company effective at Closing and execute a release and waiver in a form to be agreed upon by Company Stockholders, Company and Purchaser, and all outstanding agreements, if any, between Company and such person, shall be terminated by Company prior to Closing.

6.6 Release of Claims. As of the Closing:

(a) Each Company Stockholder and Snell hereby agrees to forever waive, release and discharge and not to assert any and all rights such Company Stockholder or Snell may have pursuant to any applicable law or otherwise to make a claim against or otherwise demand or receive payment from (i) the Company arising out of or with respect to the untruth, inaccuracy or breach of any representation or warranty of the Company set forth in this Agreement or the breach by the Company of any covenant or agreement of the Company set forth in this Agreement or (ii) the Company or any officer, director, employee, stockholder, advisor or agent of the Company arising out of or with respect to any act or omission of any such Person in such Person’s role as an officer, director, employee, stockholder, advisor or agent of the Company, other than liability for obligations for wages and benefits for periods prior to the Closing.

(b) Each Company Stockholder and Snell does hereby forever waive, release and discharge the Company and each officer, director, employee, controlling stockholder, advisor and agent of the Company from any and all losses that relate to or arise out of any dealings, relationships or transactions, prior to the Closing, by and between such Company Stockholder and/or Snell and the Company, and/or any of the other released Persons, whether arising under contract, at law or in equity, that Company Stockholder or Snell ever had, now has or hereafter can, shall or may have, whether or not now known, other than liability for obligations for wages and benefits for periods prior to the Closing.

(c) Each Company Stockholder and Snell understand and agree that pursuant to this Section 6.6, such Company Stockholder and Snell are expressly waiving all claims (other than those expressly reserved as set forth in this Section 6.6), even those that such Company Stockholder and Snell may not know or suspect to exist, which if known may have materially affected the decision to provide this release, and such Company Stockholders and Snell waive any rights under applicable law that provide to the contrary.

ARTICLE 7

INDEMNIFICATION

7.1 Survival of Representations and Warranties and Covenants. Except as otherwise provided in this Agreement, all representations, warranties, and covenants made by each Company Stockholder and Snell (hereafter “Indemnifying Parties”) in this Agreement shall survive the Closing for a period of eighteen (18) months.

7.2 Indemnification. To indemnify, defend and hold harmless Purchaser after Closing from and against any and all Damages incurred directly, indirectly (including, but not limited to, Damages incurred by the Company), by reason of, or resulting from (a) the inaccuracy or breach of any of the representations and warranties of the Indemnifying Parties contained in this Agreement and the breach of any of the covenants and agreements of the Indemnifying Parties contained in this Agreement, and/or (b) the items referenced on Schedule 7.2 of the Purchaser Disclosure Schedule, Purchaser shall at the Closing deposit out of the Merger Value the Escrow Amount pursuant to Section 3.1.2, which amount may be utilized for the purposes set forth in this Article 7 in accordance with the terms of this Agreement and the Escrow Agreement. Notwithstanding anything in this Agreement to the contrary, however, the Indemnifying Parties’ obligations pursuant to this Article 7 shall not be limited to the Escrow Amount.

7.3 Notice of Breach; Deductible; Certain Limitations on Recovery.

(a) Any claim by Purchaser it has sustained Damages as a result of (i) the inaccuracy of any representation or warranty made by the Indemnifying Parties herein, or (ii) the breach of any covenant of the Indemnifying Parties herein must be made by Purchaser and delivered to the Indemnifying Parties on or before last day of the eighteen month period after the Closing Date.

(b) No claim shall be made under this Article 7 by Purchaser until the sum of the amount of Damages incurred and the amount of Damages that Purchaser and/or the Company reasonably believes may be incurred by Purchaser and attributable to such claim and any prior claims made by Purchaser and/or the Company exceeds the Deductible Amount. If Closing occurs, except to the extent otherwise provided in this Article 7, the Indemnifying Parties shall be jointly and severally liable to Purchaser (i) only with respect to claims made and delivered prior to the deadline set forth in Section 7.3(a) above, (ii) for and only to the extent of Damages in excess of the Deductible Amount and (iii) only to the extent of the amount of $2,500,000.00.

(c) Notwithstanding the above, the limitations on recovery of Damages set forth in Sections 7.1, 7.3(a) and 7.3(b) above shall not apply to claims for Damages made by Purchaser resulting from the breach of representations and warranties set forth in Sections 4.1.1, 4.1.2, 4.1.3, 4.2.11, 4.2.13, 4.2.14, 4.2.15 and 4.2.18 and/or from the items referenced on Schedule 7.2 of the Purchaser Disclosure Schedule. For the purpose of clarification and not by way of limitation, the Indemnifying Parties shall be obligated to indemnify Purchaser for claims for Damages resulting from the breach of representations and warranties set forth in Sections 4.1.1, 4.1.2, 4.1.3, 4.2.11, 4.2.13, 4.2.14, 4.2.15 and 4.2.18 and/or from the items referenced on Schedule 7.2 of the Purchaser Disclosure Schedule in an unlimited amount and for an unlimited duration, regardless of when any such claim is made by Purchaser.

7.4. Notice of Claims. If an indemnity claim is asserted (whether by a Third Party, by Purchaser or the Company) for which Purchaser and/or the Company may have a right of recovery from the Escrow Amount (or would have, but for the application of the Deductible), Purchaser and/or the Company shall give the Indemnifying Parties and the Escrow Agent written notice of the claim setting forth the particulars associated with the claim and the amount of the claim (including a copy of the written claim, if any) as then known by Purchaser and/or the Company (“Claim Notice”). Purchaser and/or the Company shall be required to provide a Claim Notice when the claim underlying the indemnity claim could reasonably be expected to be an indemnity claim.

7.5. Defense of Third Party Claims. Upon receipt of a timely Claim Notice involving a Third Party claim, the Indemnifying Parties may (without prejudice to its right to contest the right of Purchaser of indemnity under this Agreement) assume the defense of the claim with counsel selected by the Indemnifying Parties and reasonably satisfactory to Purchaser. Purchaser shall cooperate in all reasonable respects in such defense. In all instances, Purchaser may employ separate counsel and participate in the defense of any claim; provided, however, the fees and expenses of counsel employed by Purchaser will be borne solely by Purchaser.

7.6. Non-Third Party Claims. Upon receipt of a timely Claim Notice involving a non-Third Party claim, the Purchaser and the Indemnifying Parties shall meet and use their respective best efforts to agree on the validity and the amount of the claim covered by the Claim Notice. If within thirty (30) days the parties cannot agree on the validity and the amount of the claim, the validity and the amount of the claim shall be determined by an independent Third Party agreed to by Purchaser and the Indemnifying Parties and the decision of such independent Third Party shall be binding upon Purchaser and Indemnifying Parties. Such independent Third Party shall be appointed no later than forty-five (45) days after the date of the Claim Notice. In the event the Purchaser and the Indemnifying Parties cannot agree on an independent Third Party, Purchaser shall pick an independent Third Party, the Indemnifying Parties shall pick an independent Third Party and the two parties so picked shall pick a third independent Third Party and such third independent Third Party shall make the decisions relating to the claim. The fees and expenses of such Third Party shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by the Indemnifying Parties.

7.7 Escrow Amount Release. The Escrow Amount shall be maintained in escrow for eighteen (18) months following the Closing Date and for so long thereafter as is required to resolve any claims asserted by Purchaser prior to the expiration of such eighteen (18) month period. On the first Business Day after the expiration of such eighteen month period, there shall be released to Company Stockholders all of that portion of the Escrow Amount which is in excess of claims asserted hereunder during such eighteen (18) month period which remain unresolved. Upon the later of (i) the expiration of such eighteen (18) month period, or (ii) the resolution of any such claims asserted prior to the expiration of such eighteen (18) month period, if applicable, the escrow shall close, and the Escrow Amount shall be released to the Indemnifying Parties in accordance with the Escrow Agreement, but the release of the Escrow Amount shall in no way abrogate the Indemnifying Parties’ obligations under Section 7.3(c). The costs and expenses associated with the escrow pursuant to the Escrow Agreement (x) shall be paid from time to time in accordance with the Escrow Agreement and (y) shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by the Company Stockholders. In addition, on the first Business Day after the expiration of six (6) months following the Closing Date and on each sixth-month anniversary thereafter (to the extent Purchaser and/or the Company has not made a claim with respect to the Escrow Amount), any interest earned on the Escrow Amount shall be paid to the Company Stockholders which are parties to the Escrow Agreement, unless the Escrow Agent shall have received a Claim Notice pursuant to Section 7.4 at any time after the Closing Date. In the event the Escrow Agent shall have received a Claim Notice at any time after the Closing Date, from and after the date the Escrow Agent shall have received the Claim Notice, no interest earned on the Escrow Amount shall be paid to the Company Stockholders which are parties to the Escrow Agreement to the extent such interest relates to the amount of the claim.

7.8 Treatment of Indemnification Payments. Each Party will treat all payments made pursuant to this Article 7 as adjustments to the Merger Consideration for all purposes.

ARTICLE 8

MISCELLANEOUS

8.1 Amendment. This Agreement may not be amended except by a written instrument signed on behalf of each of the Parties.

8.2 Notices. Any notices or communications required or permitted to be given by this Agreement must be (i) given in writing, and (ii) be personally delivered or mailed by prepaid mail or overnight courier, or by facsimile transmission delivered or transmitted to the Party to whom such notice or communication is directed, to the address of such Party as follows:

If to Purchaser:

Bronco Drilling Company, Inc.

Attention: D. Frank Harrison

16217 North May Avenue

Edmond, OK 73013

Fax: (405-848-8816)

with a copy (which shall not constitute notice) to:

Hinkle Elkouri Law Firm LLC

Attention: Connie D. Tatum

301 N. Main

Suite 2000

Wichita, Kansas 67202

Fax: (316) 660-6017

If to Company or Company Stockholders:

Eagle Well Service, Inc.

Attention: Kim L. Snell

1661 W. 7th Street

Liberal, KS 67901

Fax: (620)-624-1906

with a copy (which shall not constitute notice) to

Sprouse Shrader Smith P.C.

Attention: Jeff Shrader

701 S. Taylor, Suite 500

P.O. Box 15008

Amarillo, TX 79105-5008

Fax: (806) 373-3454

Any such notice or communication shall be deemed to have been given on (i) the day such notice or communication is personally delivered, (ii) three (3) days after such notice or communication is mailed by prepaid certified or registered mail, (iii) one (1) Business Day after such notice or communication sent by overnight courier, or (iv) on the day such notice or communication is faxed and the sender has received a confirmation of such fax. A Party may, for purposes of this Agreement, change its address, fax number, or the person to whom a notice or other communication is marked to the attention of, by giving notice of such change to the other Parties pursuant hereto.

8.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

8.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

8.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and the documents and instruments delivered by the Parties in connection with this Agreement) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) is solely for the benefit of the Parties and their respective successors, legal representatives and permitted assigns and does not confer on any other Person any rights or remedies hereunder. No Party is entering into this Agreement on a basis of any promises or representations other than those appearing within the four corners of this Agreement.

8.6 No Remedy in Certain Circumstances. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate. Except as otherwise contemplated by this Agreement, to the extent that a Party took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent Governmental Authority, such Party shall not incur any liability or obligation unless such Party breached its obligations under this Agreement or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that Purchaser may assign, in its sole discretion, its rights, interests and obligations hereunder to any wholly-owned subsidiary, provided that Purchaser shall notify Company Stockholders of any such assignment and remain responsible for all of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

8.8 Waivers. At any time prior to the Closing, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

8.9 Confidentiality Agreement. The Confidentiality Agreement between Purchaser and the Company dated August 15, 2006, is hereby incorporated herein by reference and shall constitute a part of this Agreement for all purposes and shall remain in full force and effect following the execution of this Agreement until terminated in accordance with its terms. Any and all information received by Purchaser pursuant to the terms and provisions of this Agreement shall be governed by the applicable terms and provisions of the Confidentiality Agreement.

8.10 Incorporation. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

8.11 Cooperation After Closing. Each Party shall, at any time and from time to time after Closing, execute, acknowledge where appropriate and deliver such further instruments and documents and take such other action as may be reasonably requested by another Party in order to carry out the intent and purpose of this Agreement. Company Stockholders agree that upon receipt after Closing of checks, mail or other property or documents which are the property of Company, they will promptly forward such items to Company at Purchaser’s address as set forth in Section 8.2.

8.12 Prevailing Party. In the event that Company Stockholders, the Company or Purchaser brings any suit, action or proceeding against any other Party for any reason arising from or related to this Agreement, then the prevailing party shall be entitled to recover from the other Party any and all costs and expenses, including reasonable attorney fees, arising from or related to the suit, action or proceeding.

8.13 Fair Construction. This Agreement shall be deemed to be the joint work product of Purchaser, Snell and Company Stockholders without regard to the identity of the draftsperson, and any rule of construction that a document shall be interpreted or construed against the drafting party shall not be applicable.

8.14 Plural; Gender. Words used in this Agreement in the singular, where the context so permits, shall be deemed to include the plural and vice versa. Words used in the masculine or the feminine, where the context so permits, shall be deemed to mean the other and vice versa. The definitions of words in the singular in this Agreement shall apply to such words when used in the plural where the context so permits and vice versa, and the definitions of words in the masculine or feminine in this Agreement shall apply to such words when used in the other form where the context so permits and vice versa.

8.15 Governing Law; Venue; Jurisdiction. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Kansas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Kansas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Kansas. Company Stockholders, Snell, the Company and Purchaser further agree that any dispute arising out of this Agreement shall be decided by either the state or federal court in Sedgwick County, Kansas. Company Stockholders, Snell, the Company and Purchaser shall each submit to the jurisdiction of those courts and agree that service of process by certified mail, return receipt requested, shall be sufficient to confer said courts with in personam jurisdiction.

8.16 Headings. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.17 WAIVER OF JURY TRIAL. COMPANY STOCKHOLDERS, SNELL, THE COMPANY AND PURCHASER HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY ISSUE TRIABLE BY A JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT NOW OR HEREAFTER EXISTS WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY COMPANY STOCKHOLDERS, SNELL THE COMPANY AND PURCHASER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY MAY OTHERWISE ACCRUE. COMPANY STOCKHOLDERS, SNELL, THE COMPANY AND PURCHASER ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER PARTY.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, on the Effective Date.

PURCHASER:	BRONCO DRILLING COMPANY, INC.,
a Delaware corporation

	By:	/s/ Zac Graves
	Printed Name:	Zac Graves
	Title:	CFO

MERGER SUB:	BDC ACQUISITION COMPANY,
a Kansas corporation

	By:	/s/ Zac Graves
	Printed Name:	Zac Graves
	Title:	CFO

COMPANY:	EAGLE WELL SERVICE, INC.
a Kansas corporation

	By:	/s/ Kim L. Snell
	Printed Name:	Kim L. Snell
	Title:	President

WHITE:	/s/ David R. White
DAVID WHITE

SNELL:	/s/ Kim L. Snell
KIM L. SNELL

SNELL REVOCABLE TRUST:	KIM SNELL REVOCABLE TRUST, AS RESTATED UNDER AGREEMENT DATED SEPTEMBER 20, 2006

	By:	/s/ Kim L. Snell
Kim L. Snell, Co-Trustee

	By:	/s/ Jamie B. Snell
Jamie B. Snell, Co-Trustee

SNELL FAMILY TRUST:	2006 SNELL FAMILY IRREVOCABLE TRUST UNDER AGREEMENT DATED OCTOBER 30, 2006

	By:	/s/ Jamie B. Snell
Jamie B. Snell, Trustee

SNELL CHARITABLE TRUST:	SNELL FAMILY CHARITABLE TRUST REMAINDER UNITRUST UNDER AGREEMENT DATED OCTOBER 30, 2006

	By:	/s/ Jamie B. Snell
Jamie B. Snell, Trustee